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-
                                                                   EXHIBIT 10.79
                                   TERM SHEET

DATE: May 18, 2004

RE: Employment Agreement - Lavi Lev

CATEGORY                                TERMS

ANNUAL BASE SALARY:                     -     $450,000

ANNUAL BONUS FOR 2004:                  -     $450,000 to be paid at the same
                                              times and in the same relative
                                              percentages as per the Senior
                                              Executive Bonus Plan

ANNUAL TARGET BONUS BEYOND 2004:        -     $450,000- under the terms of the
                                              Cadence Senior Executive Bonus
                                              Plan, based on criteria set
                                              annually by the Compensation
                                              Committee (currently operating
                                              margin, revenue, net product
                                              bookings and individual
                                              performance)

EQUITY GRANTS/OPTIONS:                  -     Subject to shareholder approval
                                              and Executive remaining employed,
                                              an award of 250,000 incentive
                                              shares, vesting over 3 years
                                              according to the following
                                              schedule: December 15, 2004
                                              (41,667 shares), June 15, 2005
                                              (41,667 shares), December 15, 2005
                                              (41,667 shares), June 15, 2006
                                              (41,667 shares), December 15, 2006
                                              (41,667 shares) and June 15, 2007
                                              (41,667 shares)

                                        -     In the event that the shareholders
                                              of the Company fail to approve
                                              Proposal 2 at the June 15, 2004
                                              Annual Meeting, the Company and
                                              Executive shall negotiate in good
                                              faith to provide Executive
                                              incentives consistent with this
                                              Term Sheet in alternative forms of
                                              compensation

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SEPARATION AGREEMENT                    -     In exchange for a release of
                                              claims:

(TERMINATION WITHOUT CAUSE,                   -     12 months Annual Base Salary
CONSTRUCTIVE TERMINATION,                           (at the commencement of
RESIGNATION WITH EFFECTIVE                          employment transition
TERMINATION DATE BETWEEN                            period) and Annual Target
DECEMBER 15 AND DECEMBER 31,                        Bonus (at the conclusion of
2004, OR TERMINATION WITHIN                         the employment transition
13 MONTHS AFTER CHANGE IN                           period)
CONTROL)
                                              -     Continued vesting of options
                                                    and restricted stock for up
                                                    to 12 months (Executive is
                                                    available to consult -- up
                                                    to 20 hours per month)

                                              -     Paid COBRA coverage for 12
                                                    months

                                        -     Non-compete during 12-month
                                              Transition Period in EDA industry
                                              unless prior consent of Company
                                              obtained; such consent not to be
                                              unreasonably withheld. Executive
                                              to acknowledge reasonableness of
                                              Company's withholding of consent
                                              with respect to Synopsis, Mentor,
                                              Magma, Monterey Design, PDF
                                              Solutions and up to 5 other
                                              companies named by the Board of
                                              Directors or the most current list
                                              of competitors identified in the
                                              Company's SEC filings

                                        -     Non-solicit of employees for 2
                                              years

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CHANGE IN CONTROL BENEFITS:             -     Same as above plus accelerated
                                              vesting of all stock options and
                                              restricted stock upon termination
                                              without cause or constructive
                                              termination

OTHER:                                  -     During Executive's employment,
                                              Executive to participate in
                                              Cadence's health, life, disability
                                              insurance programs for
                                              self/family; retirement and
                                              non-qualified deferred
                                              compensation plans

                                        -     Executive commits to remaining
                                              employed with Cadence at least
                                              through December 15, 2004

                                        -     Indemnification by Company to
                                              maximum extent allowed by law

                                        -     Arbitration provision governing
                                              all aspects of Executive's
                                              employment, except IP-related
                                              issues and non-compete,
                                              non-solicit and non-disparagement
                                              provisions

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                          CADENCE DESIGN SYSTEMS, INC.
                              EMPLOYMENT AGREEMENT
                                  WITH LAVI LEV

      THIS AGREEMENT (this "Agreement") is made effective as of May 24, 2004 (the "Effective Date"), between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation (the "Company"), and LAVI LEV ("Executive").

      WHEREAS, Executive is currently employed by the Company as Executive Vice President and General Manager; and

      WHEREAS, the Company and Executive wish to enter into a formal employment agreement on the terms and conditions as set forth herein.

      NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

1.    TERM AND DUTIES.

      1.1 EFFECTIVE DATE. The Company hereby employs Executive and Executive hereby accepts employment pursuant to the terms and provisions of this Agreement commencing on the Effective Date. Executive has been employed and shall continue to be employed on an at will basis, meaning that either Executive or the Company may terminate Executive's employment at any time, with or without Cause (as defined in Section 4.2 hereof), in the manner specified herein.

      1.2   SERVICES.

            (a) Executive shall continue to have the title of Executive Vice President and General Manager. Executive's duties will be assigned to Executive by the Company's Chief Executive Officer ("CEO"), or such other persons as may be specified by the CEO.

            (b) Executive shall be required to comply with all applicable company policies and procedures, as such shall be adopted, modified or otherwise established by the Company from time to time.

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      1.3   SERVICES TO BE EXCLUSIVE. During his employment with the Company,
Executive agrees to devote his full productive time and best efforts to the performance of Executive's duties hereunder. Executive further agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that so long as Executive is employed by the Company or receiving compensation or any other consideration from the Company, he will not directly or indirectly render services of any nature to, otherwise become employed by, serve on the board of directors of, or otherwise participate or engage in any other business without the CEO's prior written consent. Nothing herein contained shall be deemed to preclude Executive from having outside personal investments and involvement with appropriate community activities, or from devoting a reasonable amount of time to such matters, provided that they shall in no manner interfere with or derogate from Executive's work for the Company.

      1.4 OFFICE. The Company shall maintain an office for Executive at the Company's corporate headquarters, which currently are located in San Jose, California.

2.    COMPENSATION.

      The Company shall pay to Executive, and Executive shall accept as full consideration for the Services, compensation consisting of the following:

      2.1 BASE SALARY. The Company shall initially pay Executive a base salary of Four Hundred Fifty Thousand Dollars ($450,000) per year ("Base Salary"), payable in installments in accordance with the Company's customary payroll practices, less such deductions and withholdings required by law or authorized by Executive. The Board of Directors of the Company (the "Board") or the Compensation Committee of the Board (the "Compensation Committee") shall review the amount of the Base Salary from time to time, but no less frequently than annually.

      2.2 BONUS. Executive shall participate in the Company's Senior Executive Bonus Plan or its successor (the "Bonus Plan") at an annual target bonus of Four Hundred Fifty Thousand Dollars ($450,000) (the "Target Bonus") pursuant to the terms

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of such Bonus Plan (the criteria for earning a bonus thereunder are set annually by the Compensation Committee). For fiscal 2004, so long as Executive remains employed by the Company as Executive Vice President and General Manager through December 15, 2004, Executive shall be guaranteed a bonus of Four Hundred Fifty Thousand Dollars ($450,000), to be paid at the times and in the manner as set forth in the Bonus Plan. The Board or the Compensation Committee shall review the amount of the Target Bonus from time to time, but no less frequently than annually.

      2.3   EQUITY GRANTS.

      Executive has previously been granted stock options by the Company which remain in full force and effect in accordance with the terms of the stock option agreements documenting such grants. In addition to the grant described above, Executive shall be eligible to receive additional grants of either restricted stock or stock options or both as the Compensation Committee may determine from time to time. All stock options shall be granted at one hundred percent (100%) of the fair market value of the Company's common stock on the date of grant. Any awards shall vest in accordance with the Company's vesting policy for additional grants to executive officers of the Company in effect on the date of the grant by the Compensation Committee, and shall contain such other terms and conditions as shall be set forth in the agreement documenting the grant.

      2.4 INDEMNIFICATION. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation or other person which is at least fifty percent (50%) or more owned by the Company or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the fullest extent not prohibited by law, as more fully described in that Indemnification Agreement between

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the Company and Executive dated as of January 1, 2003, and attached hereto as
Exhibit A.

3.    EXPENSES AND BENEFITS.

      3.1 REASONABLE AND NECESSARY BUSINESS EXPENSES. In addition to the compensation provided for in Section 2 hereof, the Company shall reimburse Executive for all reasonable, customary and necessary expenses incurred in the performance of Executive's duties hereunder. Executive shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature and extent of reimbursement for such expenses shall always be subject to the control, supervision and direction of the CEO, Chief Financial Officer and the Board, or such other persons as may be specified from time to time by the CEO.

      3.2 BENEFITS. During Executive's full-time employment with the Company, pursuant to this Agreement:

            (a) Executive shall be eligible to participate in the Company's standard U.S. health insurance, life insurance and disability insurance plans, as such plans may be modified from time to time; and

            (b) Executive shall be eligible to participate in the Company's qualified and non-qualified retirement and other deferred compensation programs pursuant to their terms, as such programs may be modified from time to time.

      3.3 SARBANES-OXLEY ACT LOAN PROHIBITION. To the extent that any company benefit, program, practice, arrangement, or any term of this Agreement would or might otherwise result in the Company's extension of a credit arrangement to Executive not permissible under the Sarbanes-Oxley Act of 2002 (a "Loan"), the Company will use reasonable efforts to provide Executive with a substitute for such Loan, which is lawful and of at least equal value. If this cannot be done, or if doing so

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would be significantly more expensive to the Company than making a Loan, then the Company need not make or maintain a Loan or provide a substitute for it.

4.    TERMINATION OF EMPLOYMENT.

      4.1 GENERAL. Executive's employment by the Company under this Agreement shall terminate immediately upon delivery to Executive of written notice of termination by the Company, upon the Company's receipt of written notice of termination by Executive within thirty (30) days before the specified effective date of such termination, or upon Executive's death or Permanent Disability (as defined in Section 4.4 hereof). In the event that (i) the Company terminates Executive's employment, except where Executive is terminated for Cause (as defined in Section 4.2 hereof) or as the result of a Permanent Disability or death, or (ii) where Executive voluntarily terminates his employment in connection with a Constructive Termination (as defined in Section 4.3 hereof), or (iii) where Executive voluntarily terminates his employment, for any reason, with an effective date between December 15, 2004 and December 30, 2004, the Company shall provide Executive with the benefits as set forth in the Executive Transition and Release Agreement, in the form attached hereto as Exhibit B ("Transition Agreement") upon execution by Executive at or about the effective date of such termination of the Transition Agreement.

      4.2 DEFINITION OF CAUSE. For purposes of this Agreement, "Cause" shall be deemed to mean (1) Executive's gross misconduct or fraud in the performance of his duties under this Agreement; (2) Executive's conviction or guilty plea or plea of nolo contendere with respect to any felony or act of moral turpitude;
(3) Executive's engaging in any material act of theft or material misappropriation of company property in connection with his employment; (4) Executive's material breach of this Agreement, after written notice delivered to Executive of such breach and failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; (5) Executive's material breach of the Proprietary Information Agreement (as defined in

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

Section 8 hereof); (6) Executive's material failure/refusal to perform his assigned duties, and, where such failure/refusal is curable, if such failure/refusal is not cured within thirty (30) days following delivery of written notice thereof from the Company; or (7) Executive's material breach of the Company's Code of Business Conduct, as such code may be revised from time to time, after written notice delivered to Executive identifying such breach and his failure to cure such breach, if curable, within thirty (30) days following delivery of such notice.

      4.3 CONSTRUCTIVE TERMINATION. Notwithstanding anything in this Section 4 to the contrary, Executive may, upon written notice to the Company, voluntarily end his employment upon or within ninety (90) days following the occurrence of an event constituting a Constructive Termination and be eligible to receive the benefits set forth in the Transition Agreement in exchange for executing and delivering that agreement in accordance with Section 9.3 hereof. For purposes of this Agreement, "Constructive Termination" shall mean:

            (a) a reduction, without Executive's written consent, in Executive's Base Salary in effect on the Effective Date (or such higher level as may be in effect in the future) by more than ten percent (10%) or a reduction by more than ten percent (10%) in Executive's stated Target Bonus in effect on the Effective Date (or such greater Target Bonus amount as may be in effect in the future) under the Bonus Plan;

            (b) a relocation of Executive's principal place of employment by more than thirty (30) miles, unless Executive consents in writing to such relocation;

            (c) any material breach by the Company of any provision of this Agreement, after written notice delivered to the Company of such breach and the Company's failure to cure such breach, if curable, within thirty (30) days following delivery of such notice; or

            (d) any failure by the Company to obtain the written assumption of this Agreement by any successor to the Company.

      4.4 PERMANENT DISABILITY. For purposes of this Agreement, "Permanent Disability" shall mean any medically determinable physical or mental impairment that can reasonably be expected to result in death or that has lasted or can reasonably be expected to last for a continuous period of not less than twelve
(12) months and that renders Executive unable to perform effectively the Services pursuant to this Agreement.

      4.5   CHANGE IN CONTROL.

            (a) Should there occur a Change in Control (as defined below) and if within ninety (90) days prior to, or thirteen (13) months following, the Change in Control either (i) Executive is terminated without Cause or (ii) Executive resigns his employment as a result of an event constituting a Constructive Termination, then, in exchange for signing the Transition Agreement, Executive shall be entitled to all of the benefits set forth therein, except that Section 4(b) of the Transition Agreement will be replaced by the following provision: "all outstanding stock options granted and restricted stock issued by the Company to the Executive prior to the Change in Control (as defined in Section 4.5 of Executive's Employment Agreement) shall have their vesting fully accelerated so as to be 100% vested as of the Effective Date of this Agreement. This acceleration will have no effect on any other provisions of the plans governing the stock options and restricted stock."

            (b) For purposes of this Section 4.5, a Change in Control shall be deemed to occur upon the consummation of any one of the following events:

                  (i) any "person" (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities;

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                  (ii)  except pursuant to the exception applicable to clause
                        (iii) below, a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors ("Incumbent Directors" means directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Board);

                  (iii) the consummation of a merger or consolidation of the
                        Company with any other corporation, other than a merger or consolidation in which-the holders of the Company's outstanding voting securities immediately prior to such merger or consolidation receive, in exchange for their voting securities of the Company in consummation of such merger or consolidation, securities possessing at least fifty percent (50%) of the total voting power represented by the outstanding voting securities of the surviving entity (or parent thereof) immediately after such merger or consolidation; or

                  (iv) the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

      4.6 TERMINATION FOR CAUSE, ON ACCOUNT OF DEATH, PERMANENT DISABILITY, OR VOLUNTARY TERMINATION. In the event Executive's employment is terminated for Cause, or on account of death or Permanent Disability, or Executive

                                        8

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voluntarily terminates his employment with the Company, except if Executive voluntarily terminates his employment for any reason with an effective date between December 15, 2004 and December 30, 2004, then Executive will be paid only (a) any earned but unpaid base salary and any outstanding expense reimbursements submitted and approved pursuant to Section 3.1 hereof, and (b) other unpaid vested amounts or benefits under Company compensation, incentive and benefit plans, in each case as of the effective date of such termination.

5.    EXCISE TAX.

      In the event that any benefits payable to Executive pursuant to the Transition Agreement ("Termination Benefits") (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable successor provisions, and (ii) but for this Section 5 would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then Executive's Termination Benefits hereunder shall be either (a) provided to Executive in full, or (b) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this
Section 5 shall be made in writing in good faith by a nationally recognized accounting firm selected by the Company (the "Accountants"). In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to the Company of which benefits he chooses to reduce within ten (10) days after written notice of the Accountants' determination, and

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Executive has not disputed the Accountants' determination, then the Company shall select the benefits to be reduced. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

      If, notwithstanding any reduction described in this Section 5, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of any Termination Benefits, then Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that Executive challenges the final IRS determination, a final judicial determination, a portion of the Termination Benefits equal to the "Repayment Amount." The Repayment Amount shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive's net after-tax proceeds with respect to the Termination Benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such benefits) shall be maximized. The Repayment Amount shall be zero if a Repayment Amount of more than zero would not result in Executive's net after-tax proceeds with respect to the Termination Benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Executive shall pay the Excise Tax.

      Notwithstanding any other provision of this Section 5, if (1) there is a reduction in the payment of the Termination Benefits as described in this
Section 5, (2) the IRS later determines that Executive is liable for the Excise Tax, the payment of which would result in the maximization of Executive's net after-tax proceeds (calculated as if

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Executive's benefits had not previously been reduced), and (3) Executive pays the Excise Tax, then the Company shall pay to Executive those Termination Benefits which were reduced pursuant to this subsection as soon as administratively possible after Executive pays the Excise Tax so that Executive's net after-tax proceeds with respect to the payment of the Termination Benefits are maximized.

6.    DISPUTE RESOLUTION.

      (a) Each of the parties expressly agrees that, to the extent permitted by applicable law and to the extent that the enforceability of this Agreement is not thereby impaired, any and all disputes, controversies or claims between Executive and the Company arising under this Agreement (as opposed to the Transition Agreement), except those arising under Section 6(d) hereof or under the Proprietary Information Agreement (as defined in Section 8 hereof), shall be determined exclusively by final and binding arbitration before a single arbitrator in accordance with the JAMS Arbitration Rules and Procedures, or successor rules then in effect, and that judgment upon the award of the arbitrator may be rendered in any court of competent jurisdiction. This includes, without limitation, any and all disputes, controversies, and/or claims arising out of or concerning Executive's employment by the Company or the termination of his employment or this Agreement, and includes, without limitation, claims by Executive against directors, officers or employees of the Company, whether arising under theories of liability or damages based on contract, tort or statute, to the full extent permitted by law. As a material part of this agreement to arbitrate claims, the parties expressly waive all rights to a jury trial in court on all statutory or other claims. This Section 6 does not purport to limit either party's ability to recover any remedies provided for by statute, including attorneys' fees.

      (b) The arbitration shall be held in the San Jose, California metropolitan area, and shall be administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Under such

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proceeding, the parties shall select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided herein, the Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted, and the arbitrator is without jurisdiction to apply any different substantive law. The parties agree that they will be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator, consistent with the nature of the claims in dispute. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award that shall include a written statement of opinion setting forth the arbitrator's findings of fact and conclusions of law. Judgment upon the award may be entered in any court having jurisdiction thereof. The parties intend this arbitration provision to be valid, enforceable, irrevocable and construed as broadly as possible.

      (c) The Company shall be responsible for payment of the arbitrator's fees as well as all administrative fees associated with the arbitration. The parties shall be responsible for their own attorneys' fees and costs (including expert fees and costs), except that if any party prevails on a statutory claim that entitles the prevailing party to a reasonable attorneys' fees (with or without expert fees) as part of the costs, the arbitrator may award reasonable attorneys' fees (with or without expert fees) to the prevailing party in accord with such statute.

      (d) The parties agree, however, that damages would be an inadequate remedy for the Company in the event of a breach or threatened breach of Section
1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof). In the event of any such breach or threatened breach, Cadence may, either with or without pursuing any potential damage remedies, obtain from a court of

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

competent jurisdiction, and enforce, an injunction prohibiting Executive from violating Section 1.3 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 8 hereof) and requiring Executive to comply with the terms of those agreements.

7.    COOPERATION WITH THE COMPANY AFTER TERMINATION OF THE EMPLOYMENT PERIOD.

      Following his termination of full-time employment for any reason (other than death), Executive shall cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company. Such cooperation shall be provided by Executive at mutually-convenient times. Executive also agrees to participate as a witness in any litigation or regulatory proceeding to which the Company is a party at the request of the Company upon delivery to Executive of reasonable advance notice. With respect to the cooperation/participation described in the preceding sentences, the Company will reimburse Executive for all reasonable expenses incurred by Executive in the course of such cooperation/participation. Furthermore, Executive agrees to return to the Company all property of the Company, including all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control, as well as all other company-owned property in his possession or control, at the time of the termination of his full-time employment, except to the extent that retention of any of such property is necessary or desirable or convenient in order to permit Executive to satisfy his obligations under this Section 7 or under the Transition Agreement, after which time Executive shall promptly return all such retained company property.

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

8.    PROPRIETARY INFORMATION AGREEMENT.

      Executive shall, on the Effective Date, execute and deliver to the Company an Employee Proprietary Information and Inventions Agreement, in the form attached hereto as Exhibit C (the "Proprietary Information Agreement").

9.    GENERAL.

      9.1 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

      9.2 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

      9.3 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and, if addressed to the Company, in care of the General Counsel at the Company's principal corporate address, and, if addressed to Executive, at his most recent address shown on the Company's corporate records or at any other address which Executive may specify in any appropriate notice to the Company, or
(c) upon only depositing such notice in the U.S. Mail as described in clause (b) of this paragraph.

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      9.4   COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

      9.5 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement, the exhibits to this Agreement, any existing stock option agreements between the parties, and the documents, plans and policies referred to in this Agreement (which are hereby incorporated herein by reference) constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, agreements (including, but not limited to, the Executive Retention Agreement signed by Executive on or about July 1, 2003), representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof; provided, however, that the Employee Invention and Confidential Information Agreement signed by Executive on or about December 8, 2000 and Executive's agreement, made prior to the Effective Date of this Agreement, to abide by the Company's policies, including but not limited to the Company's Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, remain in full force and effect and govern Executive's conduct from the date of execution of such agreements until the Effective Date of this Agreement.

      9.6 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California, without regard to its conflict of laws principles.

      9.7 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by the Company.

      9.8 AMENDMENTS. This Agreement, and the terms and conditions of the matters addressed in this Agreement, may only be amended in writing executed both by the Executive and the General Counsel or CEO of the Company.

      9.9 TERMINATION AND SURVIVAL OF CERTAIN PROVISIONS. This Agreement shall terminate upon the termination of Executive's full-time employment for any reason; provided, however, that the following provisions of this Agreement shall survive its termination: Executive's obligations under Section 7 hereof, the Company's obligations to provide compensation earned through the termination of the employment relationship under Sections 2 and 3 hereof, the Company's obligations and Executive's obligations under Section 5 hereof, the Company's obligations and Executive's obligations enumerated in the Transition Agreement, if applicable, the Company's obligation to indemnify Executive pursuant to
Section 2.4 hereof and the referenced Indemnification Agreement, the dispute resolution provisions of Section 6 hereof and, to the extent applicable, this
Section 9.

      9.10 DEPARTMENT OF HOMELAND SECURITY VERIFICATION REQUIREMENT. If Executive has not already done so, he will timely file all documents required by the Department of Homeland Security to verify his identity and his lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, his employment will terminate immediately upon notice from the Company and he will not be entitled to any compensation from the Company of any type.

      9.11 HEADINGS. The headings of the several sections and paragraphs of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

      9.12 TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 24th day of May, 2004.

CADENCE DESIGN SYSTEMS, INC.                    EXECUTIVE

By: /s/ R.L. Smith McKeithen                    /s/ Lavi Lev
    ------------------------------              --------------------------------
    R.L. Smith McKeithen Lavi Lev               Lavi Lev

Title: Sr. VP & General Counsel

                                    EXHIBIT A

                            INDEMNIFICATION AGREEMENT

                               INDEMNITY AGREEMENT

      This Indemnity Agreement (this "Agreement"), dated as of January 1, 2003, is made by and between Cadence Design Systems, Inc., a Delaware corporation (the "Company"), and Lavi Lev, Executive Vice President of the Company (the "Indemnitee").

                                    RECITALS

      A. The Company is aware that competent and experienced persons are increasingly reluctant to serve as directors or officers of corporations unless they are protected by comprehensive liability insurance or indemnification, due to increased exposure to litigation costs and risks resulting from their service to such corporations, and due to the fact that the exposure frequently bears no reasonable relationship to the compensation of such directors and officers;

      B. The statutes and judicial decisions regarding the duties of directors and officers are often difficult to apply, ambiguous, or conflicting, and therefore fail to provide such directors and officers with adequate, reliable knowledge of legal risks to which they are exposed or information regarding the proper course of action to take;

      C. Plaintiffs often seek damages in such large amounts and the costs of litigation may be so substantial (whether or not the case is meritorious), that the defense and/or settlement of such litigation is often beyond the personal resources of officers and directors;

      D. The Company believes that it is unfair for its directors and officers and the directors and officers of its subsidiaries to assume the risk of large judgments and other expenses that may be incurred in cases in which the director or officer received no personal profit and in cases where the director or officer was not culpable;

      E. The Company recognizes that the issues in controversy in litigation against a director or officer of a corporation such as the Company or a subsidiary of the Company are often related to the knowledge, motives and intent of such director or officer, that the Indemnitee is usually the only witness with knowledge of the essential facts and exculpating circumstances regarding such matters and that the long period of time which usually elapses before the trial or other disposition of such litigation often extends beyond the time that the director or officer can reasonably recall such matters; and may extend beyond the normal time for retirement for such director or officer with the result that the Indemnitee, after retirement or in the event of the Indemnitee's death, the Indemnitee's spouse, heirs, executors or administrators, may be faced with limited ability and undue hardship in maintaining an adequate defense, which may discourage such a director or officer from serving in that position;

      F. Based upon their experience as business managers, the Board of Directors of the Company (the "Board") has concluded that to retain and attract talented and experienced individuals to serve as officers and directors of the Company and its subsidiaries and to encourage such individuals to take the business risks necessary for the success of the Company and its subsidiaries, it is necessary for the Company to contractually indemnify its officers and directors and the officers and directors of its subsidiaries, and to assume for itself maximum liability for claims against such persons in connection with their service;

      G. The Company desires and has requested the Indemnitee to serve or continue to serve as a director or officer of the Company and/or the subsidiaries of the Company, free from undue concern for claims for damages arising out of or related to such services to the Company and/or the subsidiaries of the Company; and

      H. The Indemnitee is willing to serve, or to continue to serve, the Company and/or the subsidiaries of the Company that the Indemnitee is furnished the indemnity provided for herein.

                                    AGREEMENT

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    Definitions.

            (a) Covered Person. For purposes of this Agreement, a "covered person" shall include the Indemnitee and any heir, executor, administrator or other legal representative of the Indemnitee following the Indemnitee's death or incapacity.

            (b) Expenses. For purposes of this Agreement, "expenses" includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under this Agreement,
Section 145 of the Delaware General Corporation Law or otherwise.

            (c) Proceeding. For the purposes of this Agreement, "proceeding" means any threatened, pending, or completed action, suit or other proceeding, whether civil, criminal, administrative, legislative, investigative or any other type whatsoever, and including any of the foregoing commenced by or on behalf of the Company, derivatively or otherwise.

            (d) Subsidiary. For purposes of this Agreement, "subsidiary" means any corporation of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company, and one or more other subsidiaries, or by one or more other subsidiaries.

      2. Agreement to Serve. The Indemnitee agrees to serve and/or continue to serve the Company and/or its subsidiaries in the Indemnitee's present capacity, so long as the Indemnitee is duly appointed or elected or until such time as the Indemnitee tenders a written resignation; provided, however, that nothing contained in this Agreement is intended to create any right to continued employment by Indemnitee.

      3.    Maintenance of Liability Insurance.

            (a) The Company hereby covenants and agrees that so long as the Indemnitee shall continue to serve as an officer or director of the Company or any of its subsidiaries, and thereafter so long as the Indemnitee shall be subject to any possible proceeding by reason of such service, the Company, subject to Section 3(b), shall use reasonable efforts to obtain and maintain in full force and effect directors' and officers' liability insurance ("D&O Insurance") in reasonable amounts from established and reputable insurers.

            (b) Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain D&O Insurance if the Company determines in good faith that such insurance is not reasonably available, the premium costs for such insurance are disproportionate to the amount of coverage provided, the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or the Indemnitee is covered by similar insurance maintained by a subsidiary of the Company.

      4.    Mandatory Indemnification.

            (a) Right to Indemnification. In the event a covered person was or is made a party or is threatened to be made a party to or is involved in any proceeding, by reason of the fact that the Indemnitee is or was a director, officer or employee of the Company (including any subsidiary or affiliate thereof or any constituent corporation or any of the foregoing absorbed in any merger) or is or was serving at the request of the Company (including such subsidiary, affiliate or constituent corporation) as a director, officer or employee of another corporation, or of a partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, such person shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, against all expenses, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise and other taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such indemnification shall continue after the Indemnitee has ceased to serve in such capacity and shall inure to the benefit of the Indemnitee's heirs, executors and administrators; provided, however, that except for a proceeding pursuant to
Section 7, the Company shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

            (b) Exception for Amounts Covered by Insurance. Notwithstanding the foregoing, the Company shall not be obligated to indemnify a covered person for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, forfeitures, attorneys' fees, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to such person by D&O Insurance.

            (c) Partial Indemnification. If a covered person is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, forfeitures, attorneys' fees, ERISA excise taxes or penalties, and amounts paid in settlement) incurred by the Indemnitee in the investigation, defense, settlement or appeal of a proceeding, but is not entitled, however, to indemnification for all of the total amount thereof, the Company shall nevertheless indemnify such person for such total amount except as to the portion thereof to which the Indemnitee is not entitled.

      5. Mandatory Advancement of Expenses. The Company shall pay all expenses incurred by a covered person, or in defending any such proceeding as they are incurred in advance of its final disposition; provided, however, that if the Delaware General Corporation Law then so requires, the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of such covered person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to the payment of such expenses by the Company.

      6.    Notice and Other Indemnification Procedures.

            (a) Promptly after receipt by a covered person of notice of the commencement of or the threat of commencement of any proceeding, such person shall, if such person believes that indemnification with respect thereto may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof.

            (b) If, at the time of the receipt of a notice of the commencement of a proceeding, the Company has D&O Insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the covered person, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

            (c) In the event the Company shall be obligated to advance the expenses for any proceeding against the covered person, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by the covered person (such approval not to be unreasonably withheld or delayed), upon the delivery to the covered person of written notice of its election so to do. After delivery of such notice, approval of such counsel by the covered person and the retention of such counsel by the Company, the Company will not be liable to the covered person under this agreement for any fees of counsel subsequently incurred by the covered person with respect to the same proceeding, provided that (i) the covered person shall have the right to employ separate counsel in any such proceeding at the covered person's expense; and (ii) if (A) the employment of counsel by the covered person has been previously authorized by the Company, (B) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, or (C) it is determined by legal counsel for the Company and the Indemnitee that a conflict of interest exists requiring the Indemnitee to retain separate counsel, the fees and expenses of the covered person's counsel shall be at the expense of the Company.

      7. Right of Indemnitee to Bring Suit. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the covered person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the covered person shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by a covered person to enforce a right to indemnification hereunder (but not in a suit brought by a covered person to enforce a right to an advancement of expenses) it shall be a defense that indemnification is not permitted by applicable law. Further, in any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that indemnification is not permitted by applicable law. Neither the failure of the Company (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the covered person is proper in the circumstances, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or its stockholders) that indemnification is not proper, shall create a presumption that the covered person is not entitled to indemnification or, in the case of such a suit brought by a covered person, be a defense to such suit. In any suit brought by a covered person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the covered person is not entitled to be indemnified, or to such advancement of expenses, shall be on the Company.

      8. Limitation of Actions and Release of Claims. No proceeding shall be brought and no cause of action shall be asserted by or on behalf of the Company or any subsidiary against the Indemnitee, the Indemnitee's spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such proceeding is based; however, in a case where the Indemnitee fraudulently conceals the facts underlying such cause of action, no proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company or any subsidiary of the Company discovers such facts, or (ii) the date the Company of any subsidiary of the Company could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any subsidiary of the Company, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This
Section 8 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof, but as to which the Company has no actual knowledge apart from the Indemnitee's knowledge.

      9. Non-exclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee or any covered person may have under any provision of law, the Company's Certificate of Incorporation or Bylaws, the vote of the Company's shareholders or disinterested directors, other agreements, or otherwise, both as to action in the Indemnitee's official capacity and to action in another capacity while occupying the Indemnitee's position as an officer, director or employee of the Company, and the Indemnitee's right hereunder shall continue after the Indemnitee has ceased to so act and shall inure to the benefit of any heir, executor, administrator or other legal representative of the Indemnitee.

      10. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

      11. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of the Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to Section 10 hereof.

      12. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

      13. Successors and Assigns. The terms of this Agreement shall bind, and shall inure to the benefit of, the successors and assigns of the parties hereto.

      14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) upon receipt, if delivered by hand, or (ii) on the third business day after the mailing date, if mailed by certified or registered mail with postage prepaid. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

      15. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, as applied to contracts between Delaware residents entered into and to be performed entirely with Delaware.

      16. Consent to Jurisdiction. The Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement.

      The parties hereto have entered into this Indemnity Agreement effective as of the date first above written.

                           CADENCE DESIGN SYSTEMS, INC.

                           By: R.L. Smith McKeithen
                               -----------------------------------

                               R.L. Smith McKeithen
                               Sr. Vice President, General Counsel and Secretary 2655 Seely Avenue
                               San Jose, CA 95134

                           INDEMNITEE

                           /s/ Lavi Lev
                           ---------------------------------------
                           Name: Lavi Lev

                           Address: 21771 HEBER WAY
                                    SARITOGA, CA 95070
f

                                    EXHIBIT B

                   EXECUTIVE TRANSITION AND RELEASE AGREEMENT

                   EXECUTIVE TRANSITION AND RELEASE AGREEMENT

      This Executive Transition and Release Agreement (this "Agreement") is entered into between Lavi Lev ("Executive") and Cadence Design Systems, Inc. ("Cadence" or the "Company").

      1. TRANSITION COMMENCEMENT DATE. As of <<Transition Commencement Date>> (the "Transition Commencement Date"), Executive will no longer hold the position of Executive Vice President and General Manager and will be relieved of all of Executive's authority and responsibilities in that position. Executive will be paid all accrued salary for his services as Executive Vice President and General Manager to the Transition Commencement Date by not later than the following regular payroll date. Following the Transition Commencement Date, Executive will no longer participate in Cadence's medical, dental, and vision insurance plans (unless Executive elects to continue coverage pursuant to COBRA), and will not be eligible for a bonus for any services rendered after that date.

      2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive's employment with Cadence terminates (the "Termination Date") is called the "Transition Period" in this Agreement. Executive's Termination Date will be the earliest to occur of:

            a. the date on which Executive resigns from all employment with Cadence;

            b. the date on which Cadence terminates Executive's employment due to a breach by Executive of Executive's duties or obligations under this Agreement; and

            c. one year from the Transition Commencement Date; if, however, that year concludes on or before December 15, 2005, then it is agreed that the period shall end on December 16, 2005.

      3.    DUTIES AND OBLIGATIONS DURING THE TRANSITION PERIOD AND AFTERWARDS.

            a. During the Transition Period, Executive will assume the position of <<New Position Title>>. In this position, Executive will render those services requested by Cadence's <<Management Representative>> on an as-needed basis. Executive's time rendering those services is not expected to exceed twenty (20) hours per week but is expected to consume 20 hours per month.

            b. As a Cadence Executive Vice President and General Manager, as well as other positions Executive may have held with Cadence, Executive has obtained extensive and valuable knowledge and information concerning Cadence's business (including confidential information relating to Cadence and its operations, intellectual property assets, contracts, customers, personnel, plans, marketing plans, research and development plans and prospects). Executive acknowledges and agrees that it would be virtually impossible for Executive to work as an employee, consultant or advisor in the electronic design automation ("EDA") industry (as defined below) without inevitably disclosing confidential and proprietary information belonging to Cadence. Accordingly, during the Transition Period, Executive will not, without the prior written consent of Cadence, directly or indirectly, provide services, whether as an employee, consultant, independent contractor, agent, sole proprietor, partner, joint venture, corporate officer or director, on behalf of any corporation, limited liability company, partnership, or other entity or person that (i) is engaged in the EDA industry, (ii) directly competes against Cadence or any of its existing or future affiliates in the EDA industry anywhere in the world, or (iii) produces, markets, distributes or sells any products, directly or indirectly through intermediaries, that are competitive with EDA industry products produced, marketed, sold or distributed by Cadence. Such prior written consent shall not be unreasonably withheld by Cadence; provided, however, that such consent may be in all cases withheld with respect to the companies listed in Exhibit A attached hereto and up to five (5) other companies as may be designated by the Board of Directors of Cadence from time to time and delivered to Executive prior to the Company's termination of his employment (or, in the event Executive terminates his employment, prior to the date on which Executive has notified the Company of his decision to terminate such employment) or are named as a competitor of Cadence in the most recent applicable document filed by Cadence before the Transition Commencement Date with the Securities and Exchange Commission that contains such information.

            As used in this paragraph, the term "EDA industry" means the research, design or development of electronic design automation software, electronic design verification, emulation hardware and related products, such products containing hardware, software and both hardware and/or software products, designs or solutions for, and all intellectual property embodied in the foregoing, or in commercial electronic design and/or maintenance services, such services including all intellectual property embodied in the foregoing.

            c. During the Transition Period, Executive will be prohibited, to the full extent allowed by applicable law, and except with the written advance approval of Cadence's CEO (or his successor(s)), from voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons or entities not now parties to this Agreement: (i) encouraging, inducing, attempting to induce, soliciting or attempting to solicit for employment, contractor or consulting opportunities anyone who is employed at that time, or was employed during the previous one year, by Cadence or any Cadence affiliate; (ii) interfering or attempting to interfere with the relationship or prospective relationship of Cadence or any Cadence affiliate with any former, present or future client, customer, joint venture partner, or financial backer of Cadence or any Cadence affiliate; or (iii) soliciting, diverting or accepting business, in any line or area of business engaged in by Cadence or any Cadence affiliate, from any former or present client, customer or joint venture partner of Cadence or any Cadence affiliate (other than on behalf of Cadence), except that Executive may solicit or accept business, in a line of business engaged in by Cadence or a Cadence affiliate, from a former or present client, if and only if Executive had previously provided consulting services in such line of business, to such client, prior to ever being employed by Cadence, but in no event may Executive violate paragraph 3(b) hereof. The restrictions contained in subparagraph (i) of this paragraph 3(c) shall also be in effect for a period of one year following the Termination Date. This paragraph 3(c) does not alter any of the obligations the Executive may have under the Employee Proprietary Information Agreement, dated as of May 24, 2004.

            d. Executive will fully cooperate with Cadence in all matters relating to his employment, including the winding up of work performed in Executive's prior position and the orderly transition of such work to other Cadence employees.

            e. Executive will not make any statement, written or oral, that disparages Cadence or any of its affiliates, or any of Cadence's or its affiliates' products, services, policies, business practices, employees, executives, officers, or directors. Similarly, Cadence agrees to instruct its executive officers and members of the Company's Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.

            f. Notwithstanding paragraph 10 hereof, the parties agree that damages would be an inadequate remedy for Cadence in the event of a breach or threatened breach by Executive of paragraph 3(b) or 3(c), or for Cadence or Executive in the event of a breach or threatened breach of paragraph 3(e). In the event of any such breach or threatened breach, the non-breaching party may, either with or without pursuing any potential damage remedies, obtain from a court of competent jurisdiction, and enforce, an injunction prohibiting the other party from violating this Agreement and requiring the other party to comply with the terms of this Agreement.

      4. TRANSITION COMPENSATION AND BENEFITS. In consideration and compensation for Executive's services during the Transition Period, Cadence will provide the following to Executive:

            a. a monthly salary of $2,000 less applicable tax withholdings and deductions, payable in accordance with Cadence's regular payroll schedule;

            b. continued vesting of stock options and restricted stock granted to Executive prior to the Termination Date, provided that Executive has executed all necessary stock option and restricted stock agreements on or before <<Stock Option Agreement Execution Date>>, and with the understanding that upon Executive's Termination Date, all vested options may be exercised in accordance with the applicable stock option agreement, any unvested options will expire, and any unvested restricted stock will be forfeited;

            c. if Executive elects to continue coverage under Cadence's medical, dental, and vision insurance plans pursuant to COBRA following the Transition Commencement Date, Cadence will pay Executive's COBRA premiums during the Transition Period; and

            d.    continued access to Cadence voicemail.

Except as so provided, Executive will receive no other compensation or benefits from Cadence in consideration of Executive's services during the Transition Period.

      5. FIRST TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence and Cadence does not terminate Executive's employment with Cadence due to a breach by Executive of Executive's duties under this Agreement, and in consideration for Executive's acceptance of this Agreement and Executive's further execution and delivery of a Release of Claims in the form of Attachment 1 hereto, Cadence will provide to Executive within ten business days after the Effective Date (as defined in paragraph 9 hereof) of this Agreement and after Executive has returned to the Company all hard and soft copies of records, documents, materials and files relating to confidential, proprietary or sensitive company information in his possession or control, as well as all other Company-owned property, the following termination payment to which Executive would not otherwise be entitled:

         a. a lump-sum payment of one year's base salary at the highest rate in effect during Executive's employment as Executive Vice President and General Manager, less applicable tax deductions and withholdings.

      6. SECOND TERMINATION PAYMENT AND BENEFITS. Provided that Executive does not resign from employment with Cadence and Cadence does not terminate Executive's employment with Cadence due to a breach by Executive of Executive's duties under this Agreement, upon the Termination Date, and in consideration for Executive's acceptance of this Agreement and Executive's further execution of a Release of Claims in the form of Attachment 2 to this Agreement, Cadence will provide to Executive within ten business days after the expiration of the revocation period of the Release of Claims (as defined in that document) the following termination payment to which Executive would not otherwise be entitled:

         a. a lump-sum payment of one year's target bonus at the highest rate in effect during Executive's employment as Executive Vice President and General Manager, less applicable tax deductions and withholdings.

      7.    GENERAL RELEASE OF CLAIMS.

            a. Executive hereby irrevocably, fully and finally releases Cadence, its parent, subsidiaries, affiliates, directors, officers, agents and employees ("Releasees") from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that Executive ever had or now has as of the time that Executive signs this Agreement which relate to his hiring, his employment with the Company, the termination of his employment with the Company and claims asserted in shareholder derivative actions or shareholder class actions against the Company and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which Executive served as Executive Vice President and General Manager. The claims released include, but are not limited to, any claims arising from or related to Executive's employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right Executive has to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

                  i. any amounts or benefits to which Executive is or becomes entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive's full-time employment;

                  ii. claims for workers' compensation benefits under any of the Company's workers' compensation insurance policies or funds;

                  iii.  claims related to Executive's COBRA rights; and

                  iv. any rights that Executive has or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.

            b. Executive represents and warrants that he has not filed any claim, charge or complaint against any of the Releasees.

            c. Executive acknowledges that the payments provided in this Agreement constitute adequate consideration for the release set forth in this paragraph 7.

            d. Executive intends that this release of claims cover all claims, whether or not known to Executive. Executive further recognizes the risk that, subsequent to the execution of this Agreement, Executive may incur loss, damage or injury which Executive attributes to the claims encompassed by this release. Executive expressly assumes this risk by signing this Agreement and voluntarily and specifically waives any rights conferred by California Civil Code section 1542 which provides as follows:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.

            e. Executive represents and warrants that there has been no assignment or other transfer of any interest in any claim by Executive that is covered by this release.

      8. REVIEW OF AGREEMENT; REVOCATION OF ACCEPTANCE. Executive has been given at least 21 days in which to review and consider this Agreement, although Executive is free to accept this Agreement anytime within that 21-day period. Executive is advised to consult with an attorney about the Agreement. If Executive accepts this Agreement, Executive will have an additional 7 days from the date that Executive signs this Agreement to revoke that acceptance, which Executive may effect by means of a written notice sent to the CEO or General Counsel. If this 7-day period expires without a timely revocation, this Agreement will become final and effective on the eighth day following the date of Executive's signature, which eighth day will be the "Effective Date" of this Agreement.

      9. ARBITRATION. Subject to paragraph 3(f) hereof, all claims, disputes, questions, or controversies arising out of or relating to this Agreement, including without limitation the construction or application of any of the terms, provisions, or conditions of this Agreement, will be resolved exclusively in final and binding arbitration in accordance with the Arbitration Rules and Procedures, or successor rules then in effect, of Judicial Arbitration & Mediation Services, Inc. ("JAMS"). The arbitration will be held in the San Jose, California, metropolitan area, and will be conducted and administered by JAMS or, in the event JAMS does not then conduct arbitration proceedings, a similarly reputable arbitration administrator. Executive and Cadence will select a mutually acceptable, neutral arbitrator from among the JAMS panel of arbitrators. Except as provided by this Agreement, the Federal Arbitration Act will govern the administration of the arbitration proceedings. The arbitrator will apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. Executive and Cadence will each be allowed to engage in adequate discovery, the scope of which will be determined by the arbitrator consistent with the nature of the claim[s] in dispute. The arbitrator will have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and will apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator will render a written award and supporting opinion that will set forth the arbitrator's findings of fact and conclusions of law. Judgment upon the award may be entered in any court of competent jurisdiction. Cadence will pay the arbitrator's fees, as well as all administrative fees, associated with the arbitration. Each party will be responsible for paying its own attorneys' fees and costs (including expert witness fees and costs, if any). However, in the event a party prevails at arbitration on a statutory claim that entitles the prevailing party to reasonable attorneys' fees as part of the costs, then the arbitrator may award those fees to the prevailing party in accordance with that statute.

      10. NO ADMISSION OF LIABILITY. Nothing in this Agreement will constitute or be construed in any way as an admission of any liability or wrongdoing whatsoever by Cadence or Executive.

      11. INTEGRATED AGREEMENT. This Agreement is intended by the parties to be a complete and final expression of their rights and duties respecting the subject matter of this Agreement. Except as expressly provided herein, nothing in this Agreement is intended to negate Executive's agreement to abide by Cadence's policies while serving as a Cadence employee, including but not limited to Cadence's Employee Handbook, Sexual Harassment Policy and Code of Business Conduct, or Executive's continuing obligations under Executive's Employee Proprietary Information and Inventions Agreement, or any other agreement governing the disclosure and/or use of proprietary information, which Executive signed while working with Cadence or its predecessors; nor to waive any of Executive's obligations under state and federal trade secret laws.

      12. FULL SATISFACTION OF COMPENSATION OBLIGATIONS; ADEQUATE CONSIDERATION. Executive agrees that the payments and benefits provided herein are in full satisfaction of all obligations of Cadence to Executive arising out of or in connection with Executive's employment through the Termination Date, including, without limitation, all compensation, salary, bonuses, reimbursement of expenses, and benefits.

      13. TAXES AND OTHER WITHHOLDINGS. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether Executive has been paid amounts to which he is entitled.

      14. WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute, a continuing waiver of such breach or of other breaches of the same or any other provision of this Agreement.

      15. MODIFICATION. This Agreement may not be modified unless such modification is embodied in writing, signed by the party against whom the modification is to be enforced.

      16. ASSIGNMENT AND SUCCESSORS. Cadence shall have the right to assign its rights and obligations under this Agreement to an entity that, directly or indirectly, acquires all or substantially all of the assets of Cadence. The rights and obligations of Cadence under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of Cadence. Executive shall not have any right to assign his obligations under this Agreement and shall only be entitled to assign his rights under this Agreement upon his death, solely to the extent permitted by this Agreement, or as otherwise agreed to by Cadence.

      17. SEVERABILITY. In the event that any part of this Agreement is found to be void or unenforceable, all other provisions of the Agreement will remain in full force and effect.

      18. GOVERNING LAW. This Agreement will be governed and enforced in accordance with the laws of the State of California, without regard to its conflict of laws principles.

                             EXECUTION OF AGREEMENT

      The parties execute this Agreement to evidence their acceptance of it.

Dated: ____________________________.         Dated: ___________________________.

Lavi Lev                                     CADENCE DESIGN SYSTEMS, INC.

____________________________________         By: _______________________________
                                                        <<HRVP_Name>>
                                                        <<HRVP_ Title_1>>

                                  ATTACHMENT 1

                                RELEASE OF CLAIMS

            1. For valuable consideration, I irrevocably, fully and finally release Cadence Design Systems, Inc. ("Cadence"), its parent, subsidiaries, affiliates, directors, officers, agents and employees from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Release which relate to my hiring, my employment with Cadence, the termination of my employment with Cadence and claims asserted in shareholder derivative actions or shareholder class actions against Cadence and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which I served as Executive Vice President and General Manager. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

                  i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of my full-time employment;

                  ii. claims for workers' compensation benefits under any of the Company's workers' compensation insurance policies or funds;

                  iii.  claims related to my COBRA rights; and

                  iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.

      2. I intend that this Release cover all claims, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.

      3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

      4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to ______________. This Release will not be final and effective until the expiration of this revocation period.

Dated: ____________________                _____________________________________
                                                        Print Name
                                           _____________________________________
                                                        Sign Name

                                  ATTACHMENT 2

                                RELEASE OF CLAIMS

            1. For valuable consideration, I irrevocably, fully and finally release Cadence Design Systems, Inc. ("Cadence"), its parent, subsidiaries, affiliates, directors, officers, agents and employees from all causes of action, claims, suits, demands or other obligations or liabilities, whether known or unknown, suspected or unsuspected, that I ever had or now have as of the time that I sign this Release which relate to my hiring, my employment with Cadence, the termination of my employment with Cadence and claims asserted in shareholder derivative actions or shareholder class actions against Cadence and its officers and Board of Directors, to the extent those derivative or class actions relate to the period during which I served as Executive Vice President and General Manager. The claims released include, but are not limited to, any claims arising from or related to my employment with Cadence, such as claims arising under (as amended) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1974, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Labor Code, the Employee Retirement Income and Security Act of 1974 (except for any vested right I have to benefits under an ERISA plan), the state and federal Worker Adjustment and Retraining Notification Act, and the California Business and Professions Code; any other local, state, federal, or foreign law governing employment; and the common law of contract and tort. This Release is not intended to, and does not, encompass any right to compensation or benefits that I have under my Executive Transition and Release Agreement with Cadence. In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to:

                  i. any amounts or benefits to which I am or become entitled to pursuant to the provisions of this Agreement or pursuant to the provisions designated in Section 9.9 of the Employment Agreement to survive the termination of Executive's full-time employment;

                  ii. claims for workers' compensation benefits under any of the Company's workers' compensation insurance policies or funds;

                  iii.  claims related to my COBRA rights; and

                  iv. any rights that I have or may have to be indemnified by Cadence pursuant to any contract, statute, or common law principle.

      2. I intend that this Release cover all claims, whether or not known to me. I further recognize the risk that, subsequent to the execution of this Agreement, I may incur loss, damage or injury which I attribute to the claims encompassed by this Release. I expressly assume this risk by signing this Release and voluntarily and specifically waive any rights conferred by California Civil Code section 1542 which provides as follows:

      A general release does not extend to claims which the creditor does not know or suspect to exist in his favor which if known by him must have materially affected his settlement with the debtor.

      3. I represent and warrant that there has been no assignment or other transfer of any interest in any claim by me that is covered by this Release.

      4. I acknowledge that Cadence has given me 21 days in which to consider this Release and advised me to consult an attorney about it. I further acknowledge that once I execute this Release, I will have an additional 7 days in which to revoke my acceptance of this Release by means of a written notice of revocation given to ______________. This Release will not be final and effective until the expiration of this revocation period.

Dated: ____________________.               _____________________________________
                                                       Print Name
                                           _____________________________________
                                                       Sign Name

                                    EXHIBIT C

            EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

            AMENDMENT TO THE CADENCE DESIGN SYSTEMS, INC. EMPLOYMENT
                             AGREEMENT WITH LAVI LEV

      The following provision is substituted for the existing Paragraph 2 in the Executive Transition and Release Agreement, which is attached to the Cadence Design Systems, Inc. Employment Agreement with Lavi Lev ("Employment Agreement"):

      2. TRANSITION PERIOD. The period from the Transition Commencement Date to the date when Executive's employment with Cadence terminates (the "Termination Date") is called the "Transition Period" in this Agreement. Executive's Termination Date will be the earliest to occur of:

            a. the date on which Executive resigns from all employment with Cadence;

            b. the date on which Cadence terminates Executive's employment due to a breach by Executive of Executive's duties or obligations under this Agreement; and

            c. one year from the Transition Commencement Date; if, however, that year concludes on or before February 1, 2006, then it is agreed that the period shall end on February 2, 2006.

      Except as expressly provided by this amendment, the Employment Agreement and its exhibits remain in full force and effect.

      IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement on this 24th day of June, 2004.

CADENCE DESIGN SYSTEMS, INC.                        EXECUTIVE

By: /s/ R.L. Smith McKeithen                        /s/ lavi Lev
    ---------------------------------------         ---------------------------
    R.L. Smith McKeithen                            Lavi Lev

Title: Sr. VP & General Counsel